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                                                                   EXHIBIT 10.18


                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

     This Supplemental Executive Retirement Agreement ("Agreement") is made this 6th day of March, 2001 by and between General Semiconductor, Inc. (the "Company") and John Phillips (the "Executive").

     WHEREAS, the Executive has rendered and continues to render valuable services to the Company; and

     WHEREAS, the Company wishes to reward the Executive for such services by entering into this Agreement to provide nonqualified deferred compensation to the Executive;

     WHEREAS, the Executive and the Company have mutually agreed to terminate the Amended and Restated Severance Protection Agreement entered into October 29, 1998 and amended October 19, 1999;

     THEREFORE, in consideration of the promises, covenants and terms set forth herein, the parties agree as follows:


     1.   Retirement Benefits.

     1.1. The Executive shall be entitled to receive a monthly benefit payable for the joint life of the Executive and his spouse ("Supplemental Benefit") commencing on April 1, 2001 in an amount equal to the difference between (a) $4,000 and (b) the benefit payable from the General Semiconductor, Inc. Pension Plan for Salaried and Hourly Paid Non-Union Employees (the "Pension Plan") and the General Semiconductor, Inc. Supplemental Executive Retirement Plan (the "SERP") in the form of a 100% Spouse Joint and Survivor Annuity, as defined in the Pension Plan, as of April 1, 2001.

     1.2. In the event of the Executive's death prior to April 1, 2001, the Executive's surviving spouse shall be entitled to receive a monthly benefit for her life ("Death Benefit") commencing on April 1, 2001 in an amount equal to the difference between (a) $2,700 and (b) the benefit payable from the Pension Plan and the SERP in the form of a Qualified Survivor Annuity, as defined in the Pension Plan, as of the first day of the month following the Executive's death.

     2. Vesting. The Executive shall be fully vested in the benefits set forth in Section 1.

     3. Payment of Supplemental Benefit. The Supplemental Benefit and the Death Benefit shall be paid to the Executive or his surviving spouse, at the same time as the benefit payable under the Pension Plan. Notwithstanding the foregoing, the lump sum actuarial equivalent of the benefit Supplemental Benefit or Pre-retirement Death Benefit on the date of a Change in Control, as defined in the General Semiconductor, Inc. Long-Term Incentive Plan, (including Supplemental Benefits then in pay status) shall be paid immediately to the Executive or his surviving spouse in a lump sum in cash. Actuarial equivalence shall be determined in accordance with Appendix I of the Pension Plan and shall be determined as if the Executive's benefit payable under the Pension Plan was paid in a lump sum at the same time as the lump sum payable under this Agreement.

     4. Nature of Payment and Obligations. This Agreement is an unfunded arrangement to provide retirement benefits. Any payment due the Executive or his surviving spouse shall be made from the general assets of the Company. This agreement shall not give any person an interest in any specific asset of the Company. To the extent any person is entitled to payment from the Company under this Agreement, such right shall be that of an unsecured general creditor of the Company.

     5. Administration. This Agreement shall be administered by the General Semiconductor, Inc. Employee Benefits Administrative Committee (the "Committee"), which shall have, to the extent

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appropriate, the same powers, rights, duties, and obligations with respect to this Agreement as it has with respect to the Pension Plan, including but not limited to claims administration and discretionary power to construe and interpret this Agreement.

     6. Employment Rights. This Agreement shall not be construed to give the Executive the right to be retained in the service of the Company or to any benefits not specifically provided by this Agreement, nor shall this Agreement in any manner modify the Company's right to modify, amend or terminate the Pension Plan or SERP.

     7. Interests Not Transferable. Benefits payable under this Agreement shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell transfer, assign, pledge, or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No benefit shall be liable, in any manner, for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, or otherwise encumber his or her benefits under this Agreement, or if by reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under this Agreement, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitle thereto under this Agreement and hold or apply them for the benefit of such person entitled thereto under the Agreement or his or her dependents in such manner as the Committee may deem proper.

     8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Corporation and its respective successors and assigns. The Corporation shall require its respective successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.

     9. Controlling Law, Jurisdiction and Venue. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of New York, without giving effect to the conflict of law principles thereof. The Executive consents to submit to the jurisdiction and venue of any federal or state court in the State of New York for any dispute arising under or related to this Agreement and agrees not to commence any litigation relating to this Agreement except in such courts.

     10. Action by Company. Any action required or permitted by the Company under this Agreement shall be by resolution of the Board of Directors of the Company or any person authorized by resolution of such Board of Directors.

     11. Amendment and Termination. The Company intends this Agreement to be permanent, but reserves the right at any time to modify, amend, or terminate this Agreement; provided, however, benefits provided under Section 1 hereof shall constitute an irrevocable obligation of the Company to the same extent as such benefit would have been irrevocable had it been an obligation of the Pension Plan.

                                       GENERAL SEMICONDUCTOR, INC.



                                       By: /s/ Ronald A. Ostertag
                                           -------------------------------------
                                           Ronald A. Ostertag



                                           /s/ John Phillips
                                           -------------------------------------
                                           John Phillips